                                                                   Exhibit 10(b)

                               AMENDMENT NO. 1 TO
                                OHM CORPORATION
                          DIRECTORS' DEFERRED FEE PLAN


         WHEREAS, on November 3, 1994, the Board of Directors of OHM Corporation (the "Company") adopted the OHM Corporation Directors' Deferred Fee Plan (the "Plan") to provide benefits upon termination of service or death for Directors of the Company or their beneficiaries;

         WHEREAS, Article IX of the Plan grants to the Board of Directors the power, subject to certain limitations, to amend the Plan;

         WHEREAS, in order to conform the operation of the Plan to certain rules and regulations of the Securities and Exchange Commission, the Board of Directors of the Company, by resolution duly adopted, hereby amends the Plan as follows:

         1. Section 4.2 of the Plan is hereby amended by adding to the end of Section 4.2 the phrase "provided; however that until such time as the Vice President, General Counsel and Secretary of the Company shall have made a written determination that the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (or any successor rule), have been amended to permit the receipt by a "disinterested person" (as defined in such Rule) to receive an amount equal to 25% of such Deferred Fees for such calendar year, the additional amount referred to above which shall be credited to the Participant's Deferred Benefit Account shall be equal to 10% of such Deferred Fees for such calendar year.

         2. Except as expressly amended herein, the Plan shall remain in full force and effect.